Exhibit 99.1

Goldman Sachs Middle Market Lending Corp.

Q1 2020 Earnings Call

Wednesday, May 20, 2020

•	Good Morning. This is Kayla McCollum. I would like to welcome everyone to a pre-recording of the Goldman Sachs Middle Market Lending Corp.’s First Quarter 2020 Earnings Conference Call.

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Before we begin today’s call, I would like to remind our listeners that today’s remarks may include forward-looking statements. These statements represent the Company’s belief regarding future events that, by their nature, are uncertain and outside of the Company’s control. The Company’s actual results and financial condition may differ, possibly materially, from what is indicated in those forward-looking statements as a result of a number of factors, including those described from time to time in the Company’s SEC filings. This audio cast is copyrighted material of Goldman Sachs Middle Market Lending Corp. and may not be duplicated, reproduced, or rebroadcast without our consent.

•	Our recent quarterly results can be found on the Company’s Form 10-Q filed with the SEC.

•	This conference call is being recorded today Wednesday, May 20, 2020, for replay purposes.

I’ll now turn the call over to Brendan McGovern, Chief Executive Officer of Goldman Sachs Middle Market Lending Corp.

Brendan McGovern

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Thank you, Operator… Good morning everyone and thank you for joining us for our first quarter earnings conference call. I am joined on the call today by Jon Yoder, our Chief Operating Officer. I will begin the call by providing an overview of our first quarter results, including comments regarding our portfolio and MMLC’s positioning in the current economic environment. I will also provide an update on the previously announced merger with our publicly traded BDC called Goldman Sachs BDC, Inc. Jon Yoder will then discuss our portfolio in more detail with respect to the current environment, and walk through our financial results in more detail. During this call, we will be referring to Goldman Sachs Middle Market Lending Corp. as “MMLC.”

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First, all of us at Goldman Sachs would like to send our best wishes for the health and safety of everybody listening to this call and all of your loved ones. We also want to send our deepest thanks to all of the frontline and essential workers around the world, including doctors, nurses, paramedics and hospital staff and all the police, fire and sanitation workers, supermarket and pharmacy employees and many others whose work every day allows the rest of us to stay safely at home. We are extremely grateful to you and your inspiring example of courage and dedication.

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I would also like to acknowledge the extraordinary resilience and professionalism of the entire Goldman Sachs team that manages and supports MMLC. While not surprising, it was nevertheless amazing to watch the speed at which the team was able to absorb the reality of this unprecedented economic environment, re-underwrite every single investment in light of this new reality, and seamlessly shift to working at home while maintaining unwavering focus on everything we do to manage our shareholders’ capital.

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I am very proud to be part of this extraordinary Goldman Sachs team. As the COVID-19 pandemic has unfolded over the last two months, we know that our shareholders are re-evaluating their own portfolios and we have made it a priority to communicate information about MMLC to you quickly and transparently. As you likely noticed, on April 20, we provided estimates of our first quarter operating results, including estimated net investment income and estimated net asset value. I am pleased to report that the first quarter results that we announced on Friday, May 15th are squarely within the estimated ranges that we provided. We hope that our shareholder communications have helped you better understand your investment in MMLC and we look forward to providing additional communications going forward.

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So with that, let’s get to our first quarter results…Q1 net investment income per share was $0.52 cents on after-tax net investment income of $26.8 million. This equated to a NII annualized return of 12.2% on book value.

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During the quarter, all of our 83 portfolio companies made their expected interest payments and we had no investments on non-accrual status as of the end of Q1 2020. We believe that these results are very solid given the economic disruption that escalated over the course of the quarter. While we certainly didn’t manage MMLC in anticipation of a global pandemic, we do believe that the longstanding focus on risk management imparted by the Goldman Sachs platform has put MMLC in a position of strength in a number of key areas.

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First is liquidity. As the impact of the pandemic came into focus in early March, companies around the world began drawing on undrawn loan commitments to shore up balance sheets. For MMLC, we were asked to fund approximately 30% of our unfunded commitments during the quarter. We had more than ample liquidity to satisfy these obligations and continue to maintain cash on our balance sheet in an amount well in excess of all remaining outstanding unfunded commitments. We currently have $108.2 million of cash and cash equivalents on the balance sheet versus unfunded investment commitments of $88.7 million.

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Second is leverage profile. Ending net debt-to-equity ratio for the three months ended March 31, 2020 was 0.80x compared to 0.76x for the three months ended December 31, 2019. We believe that this is a relatively conservative balance sheet construction. For example, the average debt to equity ratio of the publicly traded BDC sector of the end of Q1 is well in excess of 1x, which is more than 20% more leverage than MMLC. MMLC’s leverage is provided by a syndicate of banks under a secured credit facility pursuant to which MMLC has pledged its investment portfolio as collateral. The credit facility is scheduled to mature in March 2022. While this gives us important runway, we are focused on optimizing our capital structure for the benefit of shareholders as we move forward. Importantly, MMLC was in compliance with all financial covenants under its credit facility as of March 31, 2020 and continues to be in compliance through the present date.

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Third is portfolio positioning. Our investment philosophy has always been to underwrite each loan based on the assumption that an economic recession will occur while the loan is outstanding. This philosophy permeates the construction of our portfolio, which is focused on first lien, senior secured loans to US domiciled middle market companies that we believe are less exposed to cyclical pressures. As a result, our portfolio has limited direct exposure to sectors that have been most impacted by the COVID-19 outbreak, including energy, travel, restaurants, hospitality, and retail. Instead, the largest exposures are to sectors that we expect to have more resilience, namely Software, Healthcare Technology, Interactive Media and Services, Healthcare Providers and Services and IT Services.

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While we believe that our liquidity profile, comparatively conservative balance sheet construction and portfolio positioning are significant sources of value in this environment, the Covid-19 crisis is causing significant economic uncertainty, leading to record high unemployment. Policy makers have responded by implementing massive fiscal stimulus packages, but changes in consumer behavior and consumption are only beginning to be felt by businesses across the country. We are keenly aware that the timing of an economic recovery is uncertain. Our team is bringing extraordinary focus to our portfolio and working with the private equity sponsors and owners of these companies and their respective management teams to plan for an extended period of disruption. We have been encouraged by the speed and thoughtfulness of the planning process that all parties have brought to bear in this time of uncertainty. Businesses are demonstrating remarkable creativity as they adapt to meet their customers’ changing needs and preferences. While much of the pandemic remains to play out, much is being done to prepare and adapt.

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Next, I want to provide an update on our previously announced merger with our affiliated publicly-traded business development company, Goldman Sachs BDC Inc., which trades on the New York Stock Exchange under the ticker “GSBD.” On prior calls and investor filings, we have described what we believe are the significant benefits of the proposed merger to MMLC shareholders. While the economic environment has changed significantly since the merger was announced, most of those benefits remain as compelling today as they were when the merger was announced last December, including:

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Access to liquidity. The merger contemplates that shares in MMLC will be exchanged for shares of GSBD, subject to staggered lock-up periods such that 1/3rd of the shares will be released on each of 90, 180 and 270 days following the close of the transaction. While liquidity is always a valued attribute of an investment, we know that many MMLC investors are particularly focused on the liquidity profile of your investment portfolio at this time of heightened financial uncertainty. We continue to consider all options to create liquidity for our investors, but at this time we believe that the merger still presents the most direct, value maximizing path to achieving liquidity for our investors.

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Benefits of scale, including improved access to diversified financing sources that a larger, public company provides. Again, this was an important benefit of the merger even before the onset of COVID-19. However, access to diversified funding sources takes on an even greater importance in times of financial market volatility. The combination would increase the size of MMLC, and is expected to result in benefits of scale, including improved access to diversified funding sources. While standalone MMLC is a finite life company without a credit rating from a nationally recognized credit rating agency, the combined company has permanent equity capital and an investment grade credit rating. The combined company would have better access to the unsecured institutional debt market, which would improve financial flexibility by allowing the company to borrow without pledging its assets as collateral.

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Distribution per share accretion. Based on GSBD’s regular quarterly distribution of $0.45 per share, the merger may result in a higher distribution yield at book value as compared to MMLC’s regular quarterly distribution of $0.43 per share.

However, due to the volatility of GSBD’s stock price precipitated by COVID-19, as of today we would be unable to meet a closing condition in the merger agreement that requires MMLC shareholders to receive shares of GSBD that have a market value in excess of MMLC’s net asset value. The outside date for the merger specified in the merger agreement is December 9, 2020. We and the respective Boards for each of GSBD and MMLC continue to closely monitor financial market condition and are maintaining dialogue regarding the transaction. We’ll be sure to provide any update to shareholders regarding the merger as warranted.

•	Finally, I want to provide an update on our dividend. As I mentioned earlier, MMLC performed very well in the first quarter, and our capital position is solid:

•	all of our portfolio companies paid their expected interest payments in Q1;

•	we continue to be in compliance with all covenants under our secured credit facility;

•	at quarter end, we had more than enough cash on hand to satisfy all outstanding investment commitments

•	As a result, subsequent to quarter end, on April 30, we paid a $0.43 per share dividend to investors, consistent with our historical dividend.

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In order to increase our net equity capital position, and as a result of the current economy, we decided not to declare the next quarterly distribution at this time, which would likely delay the distribution for the quarter ending June 30, 2020.

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At present, we have no immediate alternative use for the retained cash. However, we are mindful that the enhanced liquidity will assist in our efforts to increase our net equity capital position and provide incremental protection from any unforeseen events, which will enable us to better protect your capital. Simply put, while our decision may prove to have been conservative in hindsight, we strongly believe that retaining capital in MMLC for the short-term is the best approach to protecting long-term shareholder capital.

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I want to reiterate that we remain in compliance with all covenants under MMLC’s credit facility, and I want to emphasize that there has been no significant change to the outlook for the investment portfolio since the end of the first quarter. However, we strongly believe that this is a time for prudence and focus on downside protection.

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We expect to evaluate the timing of future dividend payments on an ongoing basis, and our current conservative approach is subject to change pending market and MMLC-specific conditions. With that, let me turn it over to Jon Yoder.

Jon Yoder

•	Thanks Brendan.

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The financial performance of our portfolio companies during the quarter was generally solid, but of course the operating environment changed dramatically during the last few weeks of March. We were very pleased that notwithstanding the significant fear and uncertainty that gripped the financial community by the end of the first quarter, all of our 83 portfolio companies made their required interest payments. This is particularly noteworthy because interest payments are due at the end of the quarter for a significant majority of our borrowers – a time when the pandemic was well underway and financial markets were reeling.

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Notwithstanding the generally solid fundamental performance of our portfolio companies during the quarter, we marked down the value of the investment portfolio primarily in recognition of wider credit spreads that we observed in comparable asset classes. This markdown resulted in a decline in net asset value per share of 8.6%. While credit spreads have tightened subsequent to quarter end, it is certainly too soon to predict where credit spreads will be at the end of the second quarter when we next report our net asset value.

•	Turning to specific investment activity for the quarter…

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During the quarter, new investment commitments and fundings were $107.1 million and $128.5 million, respectively, including net fundings of $31.7 million in unfunded prior commitments. The new investment commitments were across four new portfolio companies and one existing portfolio company. New investment commitments were comprised of 100% first lien debt investments. Since the outbreak of COVID-19, we have seen a significant decline in new deal activity.

•	During the quarter, the Company had sales and repayments of $60.8 million.

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Regarding portfolio composition, as of March 31, 2020, total investments in our portfolio were $1,661.9 million at fair value, comprised of 98.6% senior secured loans, including 76.7% in 1st lien, 5.9% in first lien, last-out unitranche, and 16.0% in second lien debt, as well as 0.7% in preferred and 0.7% in common stock. We also had $88.7 million of unfunded commitments as of March 31st bringing total investments and commitments to $1,750.6 million.

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As of quarter-end, the Company had 83 portfolio companies operating across 30 different industries. The weighted average yield of our investment portfolio at cost at the end of Q1 was 8.5% as compared to 9.0% at the end of Q4. The decline in yields during the quarter was primarily attributable to the decline in LIBOR.

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Turning to credit quality… The weighted average net debt/EBITDA of the companies in our investment portfolio was 5.9x at quarter-end the same as at the end of Q4. The weighted average interest coverage of the companies in our investment portfolio at quarter end was 2.5x compared to 2.3x at the end of the fourth quarter.

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Our net investment income per share was 52 cents compared to the prior quarter of 47 cents. Losses per share were $1.23 compared to earnings per share of 39 cents in the prior quarter primarily as a result of the net change in unrealized depreciation of our portfolio.

•	Our total investment income for the first quarter was $39.7 million, which was down from $41.1 million last quarter.

•	The decrease in the comparison was primarily driven by prepayment fees and accelerated amortization associated with repayments in Q4.

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Net expenses were $12.9 million for the first quarter, as compared to $17.6 million in the prior quarter. Expenses were down quarter-over-quarter, primarily by the absence of incentive fees for the quarter.

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We ended Q1 with net asset value per share at $17.08 as compared to $18.69 from the prior quarter, driven by unrealized depreciation on investments, primarily as a result of widening credit spreads relating to the current environment.

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In closing, while the current environment poses unique challenges we are pleased that our longstanding focus on risk management puts us in a position of strength. We are focused on working with the management teams and the financial sponsors of our portfolio companies to navigate through to a more normalized environment. At the same time, we are keeping a careful watch for unique opportunities to create value for our shareholders.

•	As always, we thank you for the privilege of managing your capital and are always open to hearing from you especially as all of us work through this environment.

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Forward-Looking Statements

This communication may contain forward-looking statements that involve substantial risks and uncertainties, including the impact of COVID-19 on the business, future operating results, access to capital and liquidity of MMLC and its portfolio companies. You can identify these statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expect,” “anticipate,” “project,” “target,” “estimate,” “intend,” “continue,” or “believe” or the negatives thereof or other variations thereon or comparable terminology. You should read statements that contain these words carefully because they discuss our plans, strategies, prospects and expectations concerning our business, operating results, financial condition and other similar matters. These statements represent our belief regarding future events that, by their nature, are uncertain and outside of our control. There are likely to be events in the future, however, that we are not able to predict accurately or control. Any forward-looking statement made by us in this pre-recorded call speaks only as of the date on which we make it. Factors or events that could cause our actual results to differ, possibly materially from our expectations, include, but are not limited to, the ability of GSBD and MMLC to consummate the proposed merger (the “Merger”) on the expected timeline, or at all, failure of GSBD or MMLC to obtain the requisite stockholder approval for the Proposals (as defined below) as set forth in the Proxy Statement (as defined below), the ability to realize the anticipated benefits of the Merger, effects of disruption on the business of GSBD and MMLC from the Merger, the effect that the announcement or consummation of the Merger may have on the trading price of GSBD’s common stock on the New York Stock

Exchange, the combined company’s plans, expectations, objectives and intentions as a result of the Merger, any decision by MMLC to pursue continued operations, any termination of the Merger Agreement, future operating results of GSBD or MMLC, the business prospects of GSBD and MMLC and the prospects of their portfolio companies, actual and potential conflicts of interests with GSAM and other affiliates of Goldman Sachs, general economic and political trends and other factors, the dependence of GSBD’s and MMLC’s future success on the general economy and its effect on the industries in which they invest; and future changes in laws or regulations and interpretations thereof, and the risks, uncertainties and other factors we identify in the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” in filings we make with the Securities and Exchange Commission (“SEC”), including those contained in the Proxy Statement, when such documents become available, and it is not possible for us to predict or identify all of them. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Additional Information and Where to Find It

This communication relates to a proposed business combination involving GSBD and MMLC, along with related proposals for which stockholder approval will be sought (collectively, the “Proposals”). In connection with the Proposals, GSBD and MMLC have filed relevant materials with the SEC, including a registration statement on Form N-14, filed with the SEC on January 8, 2020, which includes a joint proxy statement of GSBD and MMLC and a prospectus of GSBD (the “Proxy Statement”). This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act. STOCKHOLDERS OF EACH OF GSBD AND MMLC ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS THERETO, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT GSBD, MMLC, THE MERGER AND THE PROPOSALS. Investors and security holders will be able to obtain the documents filed with the SEC free of charge at the SEC’s web site, http://www.sec.gov or, for documents filed by GSBD, from GSBD’s website at http://www.GoldmanSachsBDC.com.

Participants in the Solicitation

GSBD and MMLC and their respective directors, executive officers and certain other members of management and employees of GSAM and its affiliates, may be deemed to be participants in the solicitation of proxies from the stockholders of GSBD and MMLC in connection with the Proposals. Information about the directors and executive officers of GSBD is set forth in its Annual Report on Form 10-K for the year ended December 31, 2019, which was filed with the SEC on February 20, 2020 and its definitive proxy statement for its 2020 annual meeting of stockholders, which was filed with the SEC on May 12, 2020. Information about the directors and executive officers of MMLC is set forth in its Annual Report on Form 10-K for the year ended December 31, 2019, which was filed with the SEC on February 27, 2020 and the Proxy Statement. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the GSBD and MMLC stockholders in connection with the Proposals will be contained in the Proxy Statement when such document becomes available. This document may be obtained free of charge from the sources indicated above.